Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Electrameccanica Vehicles Corp. (the “Company”) for the registration of equity securities and to the incorporation by reference therein of our report dated April 2, 2018, with respect to the consolidated statement of financial position of the Company as of December 31, 2017, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2017, which report appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ DMCL
Dale Matheson Carr-Hilton LaBonte LLP
Chartered Professional Accountants

Vancouver, Canada

November 20, 2020